Exhibit 99.1

TARGA RESOURCES, INC. ANNOUNCES TENDER OFFER AND CONSENT

SOLICITATION FOR 8 1/2% SENIOR NOTES DUE 2013

HOUSTON, TX – December 7, 2009 — Targa Resources, Inc. (the “Company” or “Targa”) announced today the commencement of a cash tender offer and consent solicitation with respect to the outstanding $250,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2013 (the “Notes”), which are co-issued by the Company and Targa Resources Finance Corporation (collectively, the “Issuers”). The tender offer and consent solicitation is being made subject to the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement and a related Letter of Instructions, each dated as of December 7, 2009, which more fully sets forth the terms and conditions of the tender offer and consent solicitation. The tender offer and consent solicitation are subject to customary conditions, including, among other things, a financing condition. The tender offer and consent solicitation will expire at Midnight, New York City time, on January 5, 2010, unless extended or earlier terminated by the Company (the “Expiration Time”).

Holders who validly tender (and do not validly withdraw) their Notes on or prior to the consent payment deadline of 5:00 p.m., New York City time, on December 18, 2009 (the “Consent Payment Deadline”), and whose Notes are accepted for payment, will receive total consideration equal to $1,043.75 per $1,000 principal amount of the Notes (the “Total Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the first settlement date. The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of the Notes.

Holders who validly tender (and do not validly withdraw) their Notes after the Consent Payment Date, but on or prior to the Expiration Time, and whose Notes are accepted for payment, will receive the tender consideration equal to $1,013.75 per $1,000 principal amount of the Notes (the “Tender Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date. Holders of Notes who tender after the Consent Payment Deadline will not receive a consent payment.

Holders who tender Notes on or prior to the Consent Payment Deadline may withdraw such Notes at any time on or prior to the Consent Payment Deadline.

In connection with the tender offer, the Company is also soliciting consents from the holders of the Notes for certain proposed amendments that would eliminate substantially all restrictive covenants contained in the indenture governing the Notes. Adoption of the proposed amendments with respect to the Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes. Holders who tender their Notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. The tender offer and consent solicitation are subject to customary conditions, including, among other things, a financing condition.

Provided that the conditions to the tender offer, including the financing condition that the Company receives borrowings from its concurrent proposed refinancing of its existing senior secured credit facility, have been satisfied or waived by the Company, the Company will pay for Notes purchased in the tender offer, together with accrued interest, on either the first settlement date or the final settlement date, as applicable. The Company intends to fund the purchase of the Notes pursuant to the Offer with a portion of the borrowings it receives from the proposed refinancing of its existing senior secured credit facility and cash on hand. Holders of Notes that have been validly tendered and accepted by the Company by the Consent Payment Deadline will receive the Total Consideration and will be paid on the first settlement date, which is expected to be promptly after satisfaction of the financing condition and following the Consent Payment Deadline, provided that all other conditions to the offer have been satisfied or waived at such time. Holders of Notes that have been validly tendered and accepted by the Company after the Consent Payment Deadline, but on or prior to the Expiration Time, will receive the Tender Consideration only, and will be paid on the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Instructions. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Issuers, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

The Company has engaged Citadel Securities LLC to act as dealer manager and solicitation agent for the tender offer and consent solicitation and MacKenzie Partners, Inc. to act as information agent and depositary for the tender offer. Requests for documents may be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect). Questions regarding the tender offer or consent solicitation may be directed to Citadel Securities LLC at (877) 660-1735 (toll free) or (212) 651-7700 (collect).

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Targa’s gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, Targa’s publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, Targa Resources Partners LP’s natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Safe Harbor Statements

This news release contains forward-looking statements, including statements regarding the completion of the tender offer, and the Total Consideration or Tender Consideration, as applicable, to be paid to holders of the Notes who tender their Notes prior to the Consent Payment Deadline or prior to the Expiration Time, as applicable. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to the risk that the conditions to the offer are not satisfied or waived by the Expiration Time, our ability to pay the Total Consideration or Tender Consideration, as applicable and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:

Phone: 713-584-1133

Anthony Riley

Sr. Manager — Finance/Investor Relations

Matt Meloy

Vice President — Finance and Treasurer